Exhibit 99.1

Smart & Final Stores, Inc. Reports Fourth Quarter and Full Year 2018 Financial Results

COMMERCE, Calif. (March 13, 2019) — Smart & Final Stores, Inc. (the “Company”) (NYSE:SFS), the value-oriented food and everyday staples retailer, today reported financial results for the fiscal fourth quarter and full year ended December 30, 2018.

Fourth Quarter Highlights:

•                  Net sales increased 3.2% to $1,102.4 million with a comparable store sales increase of 1.9%

•                  Gross margin increased 2.9% to $169.2 million

•                  Adjusted EBITDA of $41.5 million

•                  Net loss of $121.8 million or $1.66 per share, reflects non-cash valuation charges including goodwill impairment

•                  Adjusted net income of $6.0 million or $0.08 per share

“Our fiscal 2018 performance was solid, with 3.7% year-over-year sales growth, while facing an environment with low rates of product price inflation and rising operating costs that created significant headwinds to earnings growth.  In the fourth quarter we delivered our seventh consecutive quarter of positive comparable store sales, led by growth in both average transaction size and comparable transaction count, reflecting our unique assortment of business and club-pack items, our high-quality private label offerings, and convenient e-commerce options,” said David Hirz, president and chief executive officer of the Company.

Mr. Hirz, continued, “In 2019 we will continue to aggressively expand online options for both our small business and household customers, by introducing new e-commerce channels and order fulfillment options. Our vision will offer even greater levels of value and convenience to our target customers, at attractive economics, to capitalize on the significant growth in e-commerce that we continue to experience.”

In order to aid understanding of the Company’s business performance, it has presented results in conformity with accounting principles generally accepted in the United States (“GAAP”) and has also presented EBITDA, adjusted EBITDA, adjusted net income, adjusted net income per share, and adjusted net income per diluted share, which are non-GAAP measures that are explained and reconciled to the comparable GAAP measures in the tables included in this release. Where applicable, the results below are first presented on a GAAP basis and then on a non-GAAP adjusted basis.

Fiscal Fourth Quarter 2018 Financial Results

Net sales were $1,102.4 million in the 12-week quarter ended December 30, 2018, representing a 3.2% increase as compared to $1,067.9 million for the same period of 2017. Net sales growth was driven by a 1.9% increase in comparable store sales and from the net sales contribution of new stores. Comparable store sales growth was comprised of a 1.7% increase in comparable average transaction size and a 0.2% increase in comparable transaction count.

Net sales for Smart & Final banner stores were $864.4 million, a 2.7% increase as compared to $841.4 million for the same period of 2017. Comparable store sales growth for the Smart & Final banner was 1.3% in the fourth quarter.

Net sales for Smart Foodservice Warehouse banner stores were $238.0 million, a 5.0% increase as compared to $226.6 million for the same period of 2017. Comparable store sales growth for the Smart Foodservice Warehouse banner was 4.3% in the fourth quarter.

Gross margin was $169.2 million, a 2.9% increase as compared to $164.4 million in the fourth quarter of 2017. Gross margin rate was 15.3% as compared to 15.4% for the same period of 2017.

Operating and administrative expenses were $174.4 million, or $158.6 million excluding a store valuation impairment charge, a 7.8% increase as compared to $147.1 million for the same period of 2017. This increase was related to expenses associated with the effect of increased sales and higher wage rates, as well as new stores opened during the prior twelve months and their related support costs.

Interest expense in the fourth quarter was $10.7 million, a 23.0% increase as compared to $8.7 million in the prior year quarter, primarily driven by higher interest rates as well as interest expense related to accounting for build-to-suit store developments.

Net loss was $121.8 million, or $1.66 per diluted share, as compared to a net loss of $146.6 million, or $2.03 per diluted share, for the same period of 2017. These results include a goodwill impairment charge of $94.0 million related to the Company’s Smart & Final banner, store impairment charges of $12.5 million and valuation charges related to deferred tax assets of $13.1 million on an after-tax basis. This compares to a goodwill impairment charge of $180.0 million in the same period of 2017.

Adjusted net income was $6.0 million, or $0.08 per diluted share, as compared to adjusted net income of $11.3 million, or $0.15 per diluted share, for the same period of 2017.

Adjusted EBITDA was $41.5 million as compared to $49.1 million for the same period of 2017.

Fiscal 2018 Financial Results

In the fifty-two weeks ended December 30, 2018, net sales were $4,741.8 million, an increase of 3.7% as compared to $4,570.6 million in 2017. Net sales growth was driven in part by the net sales contribution of new stores and a 1.2% increase in comparable store sales. The increase in comparable store sales was attributable to a 2.3% increase in comparable average transaction size, partially offset by a 1.1% decrease in comparable transaction count.

Net sales for Smart & Final banner stores were $3,672.2 million, an increase of 3.2% as compared to $3,557.7 million in 2017. Full year 2018 comparable store sales for the Smart & Final banner increased 0.5%.

Net sales for Smart Foodservice Warehouse banner stores were $1,069.6 million, a 5.6% increase as compared to $1,012.9 million in 2017. Full year 2018 comparable store sales for the Smart Foodservice Warehouse banner increased 3.6%.

Net loss was $112.2 million, which included non-cash impairment and valuation charges of $119.6 million on an after-tax basis. This compares to a net loss of $138.9 million, which included a goodwill impairment charge of $180.0 million, in 2017. In fiscal 2017, the results included a non-cash net benefit of $27.0 million, as a result of the Tax Cuts and Jobs Act and other one-time items, primarily due to a lower valuation of net deferred tax liabilities. Net loss per share was $1.54 in 2018, as compared to $1.92 for 2017.

Adjusted net income was $31.4 million, as compared to $33.7 million in 2017. Adjusted net income per diluted share was $0.42, compared to $0.45 per diluted share in 2017.

Adjusted EBITDA was $181.8 million, as compared to $184.4 million in 2017.

Impairment and Valuation Charges

In the fourth quarter of 2018, the Company conducted an annual assessment of its goodwill as required under accounting standard ASC 350 resulting in an impairment of the Smart & Final banner goodwill in the amount of $94.0 million.  The Company also recorded impairment and other valuation charges of $25.6 million related to the recoverability of certain store fixed assets and deferred tax assets on an after-tax basis.

Growth and Development

During the fourth quarter of 2018, the Company opened one new Smart & Final Extra! store, relocated one legacy Smart & Final store to an Extra! format store and closed one legacy Smart & Final store whose lease was expiring. The Company also opened two new Smart Foodservice Warehouse stores during the fourth quarter. As of December 30, 2018, the Company operated a total of 326 stores, including 201 Smart & Final Extra! stores, 59 legacy format Smart & Final stores and 66 Smart Foodservice Warehouse stores.

Operating Stores at Fiscal Year End (December 30, 2018)

	Smart & Final Banner Stores			Smart Foodservice Warehouse
	Extra! format	Legacy format	Total	Banner Stores	Total Company
End of Fiscal Year 2017	194	66	260	63	323
New stores	4	—	4	3	7
Relocations, net	3	(3)	—	—	—
Conversions	—	—	—	—	—
Store closures	—	(4)	(4)	—	(4)
End of Fiscal Year 2018	201	59	260	66	326

Leverage and Liquidity

As of December 30, 2018, the Company’s debt, net of debt issuance costs, was $648.3 million and cash and cash equivalents were $67.2 million.

During the fifty-two weeks ended December 30, 2018, the Company generated cash from operations of $141.2 million and invested $131.5 million in capital expenditures, primarily related to the improvement of existing assets and new stores.

As of December 30, 2018, the Company’s outstanding borrowings under its revolving credit facility were $30.0 million reflecting a reduction of $51.0 million for the fifty-two weeks ended December 30, 2018.

Outlook

The Company is providing the following guidance for the full year ending December 29, 2019:

Full Year 2019 Guidance
Net sales growth	2.5% - 3.5%
Comparable store sales growth	1.5% - 2.5%
Unit growth (new stores)	1 Smart & Final Extra! store 4 Smart Foodservice Warehouse stores
Relocations of legacy stores to Extra! format	1-2 Smart & Final stores
Adjusted EBITDA	$185 - $195 million
Adjusted net income	$32 - $36 million
Adjusted diluted EPS	$0.41 - $0.46
Capital expenditures (net)	$65 - $75 million
Fully diluted weighted average shares	77 to 78 million

The above guidance includes certain non-GAAP financial measures (namely adjusted EBITDA, adjusted net income and adjusted net income per diluted share), which exclude certain costs and non-cash costs and provide investors with additional financial measures of the expected operating performance of the Company’s business. The primary factors in reconciling these non-GAAP financial measures to comparable GAAP measures include the following: pre-opening costs associated with new stores of approximately $2.6 million, non-cash rent related to stores of approximately $1.5 million, share-based compensation expense of approximately $12.7 million, and $4.8 million of store closure expenses. The other amounts needed to reconcile these non-GAAP financial measures to comparable GAAP measures cannot be quantified and are not available without an unreasonable effort.

Additionally, the Company is providing first quarter 2019 guidance for comparable store sales growth of 1.75% to 2.00% and adjusted EBITDA in the range of $25 to $28 million.

Fiscal Fourth Quarter 2018 Conference Call

The Company will host a conference call today at 2:00 p.m. Pacific Time / 5:00 p.m. Eastern Time to discuss its fiscal fourth quarter and full year 2018 financial results. To participate in the call, please dial (877) 407-0784 (U.S.) or (201) 689-8560 (International) ten minutes prior to the start time. The conference call can also be accessed on the “For Investors” section of the Company’s web site at www.smartandfinal.com.

For those unable to participate during the live broadcast, a telephonic replay of the call will also be available beginning today at approximately 8:00 p.m. Eastern Time, by dialing (844) 512-2921 (U.S.) or (412) 317-6671 (International) and entering the replay pin number: 13687752. The telephonic replay will be available until 11:59 p.m. Eastern Time, March 27, 2019.

About Smart & Final

Smart & Final Stores, Inc. (NYSE: SFS), is a value-oriented food and everyday staples retailer, headquartered in Commerce (near Los Angeles), California. The Company offers quality products in a variety of sizes, saving household, nonprofit and business customers time and money. As of December 30, 2018, the Company operated 326 grocery and foodservice stores under the “Smart & Final,” “Smart & Final Extra!” and “Smart Foodservice Warehouse Stores” banners in California, Oregon, Washington, Arizona, Nevada, Idaho, Montana and Utah, with an additional 15 stores in Northwestern Mexico operated through a joint venture. In business for over 147 years, the Company remains committed to giving back to local communities through employee volunteer opportunities and Company donations to local nonprofits.

Forward-Looking Statements

Certain statements contained in this release that are not historical information contain forward-looking statements. The forward-looking statements involve risks and uncertainties and actual results may differ materially from those projected or implied. Further, certain forward-looking statements are based on assumptions of future events which may not prove to be accurate. These forward-looking statements can be identified by the use of forward-looking terminology, including the terms “may,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or, in each case, their negative, or other variations or comparable terminology. The Company derives many of its forward-looking statements from its operating budgets and forecasts, which are based upon many detailed assumptions. While the Company believes that its assumptions are reasonable, it is difficult to predict the impact of known factors and, of course, it is impossible to anticipate all factors that could affect actual results. These factors are discussed in the special note concerning “Forward-Looking Statements,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business” sections and elsewhere in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.

You should keep in mind that any forward-looking statement made by the Company herein, or elsewhere, speaks only as of the date on which made. New risks and uncertainties come up from time to time, and it is impossible for the Company to predict these events or how they may affect it. The Company has no obligation to update any forward-looking statements after the date hereof, except as required by federal securities laws.

INVESTOR CONTACTS:

Laura Bainbridge / Andrew Greenebaum

Addo Investor Relations

O: 310.829.5400

investors@smartandfinal.com

MEDIA CONTACT:

press@smartandfinal.com

Smart & Final Stores, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In Thousands, Except Share and Per Share Amounts)

	Twelve Weeks Ended		Fifty-two Weeks Ended
	December 30, 2018	December 31, 2017	December 30, 2018	December 31, 2017

Net sales	$1,102,382	$1,067,908	$4,741,772	$4,570,565
Cost of sales, buying and occupancy	933,168	903,484	4,024,130	3,896,897
Gross margin	169,214	164,424	717,642	673,668

Operating and administrative expenses	174,414	147,057	682,306	621,078
Goodwill impairment	94,000	180,000	94,000	180,000
Loss from operations	(99,200)	(162,633)	(58,664)	(127,410)

Interest expense, net	10,738	8,732	42,903	36,470
Equity in earnings of joint venture	492	347	2,093	923
Loss before income taxes	(109,446)	(171,018)	(99,474)	(162,957)

Income tax (expense) benefit	(12,376)	24,462	(12,681)	24,043
Net loss	$(121,822)	$(146,556)	$(112,155)	$(138,914)

Net loss per share:
Basic	$(1.66)	$(2.03)	$(1.54)	$(1.92)
Diluted	$(1.66)	$(2.03)	$(1.54)	$(1.92)

Weighted average shares outstanding:
Basic	73,479,152	72,068,998	72,890,501	72,352,102
Diluted	73,479,152	72,068,998	72,890,501	72,352,102

Smart & Final Stores, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In Thousands, Except Share and Per Share Amounts)

	December 30, 2018	December 31, 2017

Assets
Current assets:
Cash and cash equivalents	$67,217	$71,671
Accounts receivable, less allowances of $100 and $177 at December 30, 2018 and December 31, 2017, respectively	36,771	33,019
Inventories	301,938	289,712
Prepaid expenses and other current assets	32,346	54,241
Total current assets	438,272	448,643

Property, plant, and equipment:
Land	9,734	10,076
Buildings and improvements	60,637	53,965
Leasehold improvements	367,820	346,181
Fixtures and equipment	450,267	421,912
Construction in progress	21,784	8,242
	910,242	840,376
Less accumulated depreciation and amortization	428,095	338,149
	482,147	502,227

Assets under capital leases	16,862	—
Capitalized software, net of accumulated amortization of $20,294 and $17,325 at December 30, 2018 and December 31, 2017, respectively	33,725	21,984
Other intangible assets, net	355,554	362,536
Goodwill	291,918	385,918
Equity investment in joint venture	17,468	15,380
Other assets	75,972	73,249
Total assets	$1,711,918	$1,809,937

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$239,668	$245,009
Accrued salaries and wages	36,757	36,216
Accrued expenses	99,317	100,639
Current portion of debt, less debt issuance costs	29,095	81,512
Total current liabilities	404,837	463,376

Obligations under capital leases	17,177	—
Long-term debt, less debt issuance costs	619,204	617,867
Deferred income taxes	50,365	38,095
Postretirement and postemployment benefits	115,402	127,649
Other long-term liabilities	196,778	159,904

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.001 par value;
Authorized shares — 10,000,000
Issued and outstanding shares — none	—	—
Common stock, $0.001 par value;
Authorized shares — 340,000,000
Issued and outstanding shares - 76,524,061 and 74,120,113 at December 30, 2018 and December 31, 2017, respectively	77	74
Additional paid-in capital	521,183	506,098
Retained deficit	(190,315)	(78,160)
Accumulated other comprehensive loss	(22,790)	(24,966)
Total stockholders’ equity	308,155	403,046
Total liabilities and stockholders’ equity	$1,711,918	$1,809,937

Smart & Final Stores, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(In Thousands)

	Fiscal Year	Fiscal Year
	2018	2017

Operating activities
Net loss	$(112,155)	$(138,914)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	58,703	58,589
Amortization	40,825	39,783
Amortization of debt discount and debt issuance costs	2,040	1,908
Share-based compensation	12,350	11,560
Deferred income taxes	11,414	(20,283)
Equity in earnings of joint venture	(2,093)	(923)
Loss (gain) on disposal of property, plant, and equipment	667	(51)
Asset impairment	19,115	1,796
Goodwill impairment	94,000	180,000
Dividend from joint venture	900	455
Changes in operating assets and liabilities:
Accounts receivable, net	(3,752)	(2,988)
Inventories	(12,226)	(10,994)
Prepaid expenses and other assets	26,323	405
Accounts payable	(5,341)	19,782
Accrued salaries and wages	541	4,283
Other accrued liabilities	9,906	25,087
Net cash provided by operating activities	141,217	169,495

Investing activities
Purchases of property, plant, and equipment	(116,172)	(149,347)
Proceeds from disposal of property, plant, and equipment	3,448	1,858
Investment in capitalized software	(18,738)	(14,316)
Other	(45)	(782)
Net cash used in investing activities	(131,507)	(162,587)

Financing activities
Proceeds from exercise of stock options	3,401	4,228
Payment of minimum withholding taxes on net share settlement of share-based compensation awards	(665)	(1,850)
Fees paid in conjunction with debt financing	(274)	(245)
Borrowings on bank line of credit	69,000	88,000
Payments on bank line of credit	(120,000)	(71,000)
Payment on promissory note	(1,775)	—
Cash received from landlord related to financing lease obligations	36,149	4,268
Stock repurchases	—	(12,873)
Net cash (used in) provided by financing activities	(14,164)	10,528

Net (decrease) increase in cash and cash equivalents	(4,454)	17,436
Cash and cash equivalents at beginning of period	71,671	54,235
Cash and cash equivalents at end of period	$67,217	$71,671

Cash paid during the period for:
Interest	$39,334	$33,957
Income taxes	$—	$2

Non-cash investing and financing activities
Software development costs incurred but not paid	$2,029	$1,397
Construction in progress costs incurred but not paid	12,752	18,834
Property acquired through capital and financing lease obligations	18,030	7,135

Smart & Final Stores, Inc. and Subsidiaries

Segment Reporting

(In Thousands)

Twelve Weeks Ended December 30, 2018	Smart & Final	Smart Foodservice	Corporate / Other	Consolidated
Net sales	$864,413	$237,969	$—	$1,102,382
Cost of sales, distribution and store occupancy	729,534	201,793	1,841	933,168
Operating and administrative expenses	132,563	20,596	21,255	174,414
Goodwill impairment	94,000	—	—	94,000
Income (loss) from operations	$(91,684)	$15,580	$(23,096)	$(99,200)

Capital expenditures	$10,758	$8,636	$7,920	$27,314

Twelve Weeks Ended December 31, 2017
Net sales	$841,354	$226,554	$—	$1,067,908
Cost of sales, distribution and store occupancy	708,326	193,537	1,621	903,484
Operating and administrative expenses	111,834	17,212	18,011	147,057
Goodwill impairment	180,000	—	—	180,000
Income (loss) from operations	$(158,806)	$15,805	$(19,632)	$(162,633)

Capital expenditures	$40,814	$1,269	$3,996	$46,079

Fifty-two Weeks Ended December 30, 2018	Smart & Final	Smart Foodservice	Corporate / Other	Consolidated
Net sales	$3,672,152	$1,069,620	$—	$4,741,772
Cost of sales, distribution and store occupancy	3,103,847	911,809	8,474	4,024,130
Operating and administrative expenses	517,742	82,925	81,639	682,306
Goodwill impairment	94,000	—	—	94,000
Income (loss) from operations	$(43,437)	$74,886	$(90,113)	$(58,664)

Capital expenditures	$88,777	$23,626	$22,507	$134,910

Fifty-two Weeks Ended December 31, 2017
Net sales	$3,557,691	$1,012,874	$—	$4,570,565
Cost of sales, distribution and store occupancy	3,020,204	868,544	8,149	3,896,897
Operating and administrative expenses	468,946	74,791	77,341	621,078
Goodwill impairment	180,000	—	—	180,000
Income (loss) from operations	$(111,459)	$69,539	$(85,490)	$(127,410)

Capital expenditures	$134,317	$12,844	$16,502	$163,663

Non-GAAP Financial Measures

To supplement the Company’s financial information presented in accordance with GAAP, the Company uses certain non-GAAP financial measures (namely EBITDA and adjusted EBITDA, adjusted net income, adjusted net income per share, and adjusted net income per diluted share) to evaluate our operating and financial performance and to compare such performance to that of prior periods. We also use these non-GAAP financial measures in making operational and financial decisions and in establishing operational goals. We believe that providing these non-GAAP financial measures to investors, as a supplement to GAAP financial measures, helps investors to (i) evaluate our operating and financial performance and future prospects, (ii) compare financial results across accounting periods, (iii) better understand the long-term performance of our core business and (iv) evaluate trends in our business, all consistent with how management evaluates such performance and movements. The Company defines EBITDA as net income before depreciation and amortization, interest expense and provision (benefit) for income tax, and adjusted EBITDA as EBITDA adjusted for the items set forth in the table below.  The Company defines adjusted net income as net income (loss) adjusted for the items set forth in the table below. The Company defines adjusted net income per share as adjusted net income divided by the weighted average basic shares outstanding. The Company defines adjusted net income per diluted share as adjusted net income divided by the weighted average diluted shares outstanding.

Use of these non-GAAP measures may differ from similar measures reported by other companies. Each of these non-GAAP measures has its limitations as an analytical tool, and you should not consider them in isolation or as a substitute for analysis of the Company’s results as reported under GAAP.

The following tables present reconciliations of net loss to EBITDA, adjusted EBITDA and adjusted net income, and net loss per share to adjusted net income per share and adjusted net income per diluted share, for the twelve-week and fifty-two week periods ended December 30, 2018 and December 31, 2017.

Smart & Final  Stores, Inc. and Subsidiaries

Reconciliation of Net Loss to Non-GAAP Adjusted EBITDA

(Unaudited)

(In Thousands)

	Twelve Weeks Ended December 30, 2018	Twelve Weeks Ended December 31, 2017	Fifty-two Weeks Ended December 30, 2018	Fifty-two Weeks Ended December 31, 2017
Net loss	$(121,822)	$(146,556)	$(112,155)	$(138,914)
Depreciation and amortization	23,215	23,324	99,528	98,373
Interest expense, net	10,737	8,732	42,902	36,470
Income tax expense (benefit)	12,377	(24,462)	12,681	(24,043)
EBITDA	(75,493)	(138,962)	42,956	(28,114)

Adjustments to EBITDA
Net loss from closed stores and exit costs (a)	2,588	1,262	5,139	3,818
Goodwill impairment (b)	94,000	180,000	94,000	180,000
Loss from asset dispositions and impairment charges (c)	16,053	369	19,750	1,827
Share-based compensation expense (d)	2,293	3,057	12,351	11,560
Non-cash rent (e)	907	1,492	5,100	6,535
Pre-opening costs (f)	638	1,914	2,210	5,433
Other items (g)	550	(45)	250	3,390
Adjusted EBITDA	$41,536	$49,087	$181,756	$184,449

Smart & Final  Stores, Inc. and Subsidiaries

Reconciliation of Net Loss to Non-GAAP Adjusted Net Income

(Unaudited)

(In Thousands, Except Share and Per Share Amounts)

	Twelve Weeks Ended December 30, 2018	Twelve Weeks Ended December 31, 2017	Fifty-two Weeks Ended December 30, 2018	Fifty-two Weeks Ended December 31, 2017
Net loss	$(121,822)	$(146,556)	$(112,155)	$(138,914)
Income tax expense (benefit)	12,377	(24,462)	12,681	(24,043)
Loss before income taxes	(109,445)	(171,018)	(99,474)	(162,957)

Adjustments to net loss
Net loss from closed stores and exit costs (a)	2,588	1,262	5,139	3,818
Goodwill impairment (b)	94,000	180,000	94,000	180,000
Loss from asset dispositions and impairment charges (c)	16,053	369	19,750	1,827
Share-based compensation expense (d)	2,293	3,057	12,351	11,560
Non-cash rent (e)	907	1,492	5,100	6,535
Pre-opening costs (f)	638	1,914	2,210	5,433
Other items (g)	550	(45)	250	3,390
Adjusted income tax provision (h)	(1,616)	(5,731)	(7,888)	(15,951)
Adjusted net income	$5,968	$11,300	$31,438	$33,655

Adjusted Net Income Per Share

Net loss per share - basic	$(1.66)	$(2.03)	$(1.54)	$(1.92)
Per share impact of net income adjustments	1.74	2.19	1.97	2.39
Adjusted net income per share - basic	$0.08	$0.16	$0.43	$0.47
Net loss per share - diluted	$(1.63)	$(1.99)	$(1.51)	$(1.85)
Per share impact of net income adjustments	1.71	2.14	1.93	2.30
Adjusted net income per share - diluted	$0.08	$0.15	$0.42	$0.45

Weighted average shares - basic	73,479,152	72,068,998	72,890,501	72,352,102
Weighted average shares - diluted	74,513,458	73,828,639	74,173,647	75,182,134

(a)  Represents costs associated with store closure and exit costs.

(b)  Represents non-cash charge associated with goodwill impairment.

(c)  Represents non-cash loss associated with asset dispositions and impairment charges.

(d)  Represents expenses associated with the Company’s equity-based incentive award program.

(e)  Represents non-cash component of recognized rent expense.

(f)  Represents new store and relocation opening costs consisting primarily of rent, utilities, distribution, store labor and advertising.

(g)  Represents severance and legal costs in the twelve and fifty-two weeks ended December 30, 2018 and December 31, 2017.

(h)  Reflects exclusion of deferred tax assets valuation charge in the twelve and fifty-two weeks ended December 30, 2018.